Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF (formerly Amplify YieldShares CWP Dividend & Option Income ETF)

Amplify Transformational Data Sharing ETF

Amplify Lithium & Battery Technology ETF (formerly Amplify Advanced Battery Metals and Materials ETF)

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF

Amplify High Income ETF

Amplify Seymour Cannabis ETF